Exhibit 99.1

Seattle Genetics Reports Second Quarter 2007 Financial Results and

Highlights Pipeline Progress

— Company in Strong Financial Position to Continue Advancing Its Diverse Pipeline of Antibody-Based Product Candidates for Unmet Needs in Cancer —

— Conference call today at 5:00 p.m. ET —

Bothell, WA—July 25, 2007—Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the second quarter and six months ended June 30, 2007. In addition, the company provided an update on its broad pipeline of antibody-based therapies for the treatment of unmet needs in cancer.

“Our strong financial position and collaboration with Genentech on SGN-40 enable us to aggressively invest in developing our diverse pipeline of therapeutic antibodies for cancer,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are advancing four product candidates in multiple ongoing clinical trials, and along with our collaborators plan to initiate eight additional clinical trials across our portfolio over the next nine months, focused particularly on SGN-40, SGN-33 and SGN-35. We also intend to file an IND for a fifth antibody product, SGN-70, in the first half of 2008. We look forward to sharing our progress, notably on our SGN-33 and SGN-35 programs, through planned data presentations at the American Society of Hematology (ASH) annual meeting in December 2007.”

About the Pipeline

•

SGN-40 is being developed in collaboration with Genentech. During 2007, the companies plan to advance SGN-40 in multiple single agent and combination clinical trials for the treatment of non-Hodgkin’s lymphoma and multiple myeloma.

•

SGN-33 is in a phase I dose-escalation clinical trial for acute myeloid leukemia (AML) and myelodysplastic syndromes (MDS). Additional trials, including a phase I clinical trial in combination with Revlimid® for MDS and a phase II trial in combination with low-dose cytarabine for AML, are expected to begin in 2007.

•	SGN-35, an antibody-drug conjugate (ADC), is in a phase I dose-escalation clinical trial for Hodgkin’s disease and other CD30-positive hematologic malignancies.

•	SGN-30 is in several phase II clinical trials sponsored by the National Cancer Institute in combination with chemotherapy as a treatment for Hodgkin’s disease and anaplastic large cell lymphoma.

•	SGN-70 is in preclinical development for a 2008 clinical trial in hematologic malignancies.

Second Quarter Financial Results

Revenues in the second quarter of 2007 increased to $5.6 million, from $2.8 million in the second quarter of 2006. For the first six months of 2007, revenues were $9.9 million, compared to $5.0 million for the same period in 2006. Revenues nearly doubled in both periods of 2007 compared to 2006 primarily due to amounts earned under the company’s SGN-40 collaboration with Genentech established in January 2007. In addition, 2007 revenues include preclinical milestones achieved under the company’s ADC collaborations with Genentech and Progenics.

Total operating expenses for the second quarter of 2007 were $18.0 million, compared to $12.4 million for the second quarter of 2006. For the first six months of 2007, total operating expenses were $32.6 million, compared to $24.0 million in the first six months of 2006. The planned increases in 2007 expenses were primarily driven by SGN-33 manufacturing activities and clinical trial expenses for SGN-40, SGN-33 and SGN-35. Expenses in 2007 also reflect higher employee costs, principally from growth in the company’s clinical and development staff to support expansion and acceleration of clinical trial activities.

Net loss for the second quarter of 2007 was $10.6 million, or $0.18 per share, compared to $8.6 million, or $0.17 per share, for the same period in 2006. For the six months ended June 30, 2007, net loss was $19.4 million, or $0.35 per share, compared to $17.3 million, or $0.37 per share, for the same period in 2006.

As of June 30, 2007, Seattle Genetics had $132.2 million in cash and investments, compared to $140.3 million as of March 31, 2007. The company projects that it will end 2007 with more than $120 million in cash and investments.

Recent accomplishments include:

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Achieving two preclinical milestones under the ADC collaboration agreement with Genentech, triggering undisclosed payments to Seattle Genetics. The milestones are based on Genentech’s continued progress in preclinical development with ADCs utilizing Seattle Genetics’ technology.

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Exercising the company’s right to convert all of its outstanding preferred stock into common stock in early July. This conversion simplifies the company’s capital structure and was enabled by the company’s stock price performance. After the conversion, Seattle Genetics has approximately 66 million shares of common stock outstanding.

•	Receiving orphan drug designation from the FDA for SGN-33 in MDS.

•

Adding industry veterans John P. McLaughlin and Daniel G. Welch to its Board of Directors, together bringing over 50 years of commercial and operational leadership to the company, and promoting Eric L. Dobmeier to the position of Chief Business Officer.

•	Reporting preclinical data in 15 presentations at the American Association for Cancer Research annual meeting, highlighting progress with the company’s product pipeline and proprietary ADC technology.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 366-7640 (domestic) or (303) 262-2211. A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000, using passcode 11093230. The telephone replay will be available until 5:00 p.m. PT on July 27, 2007.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including lymphoma, multiple myeloma, leukemia and solid tumors. The company has an exclusive worldwide collaboration agreement with Genentech to develop and commercialize SGN-40. Seattle Genetics also has three other proprietary programs in ongoing clinical trials: SGN-33, SGN-35 and SGN-30. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
Assets
Current assets
Cash, cash equivalents and short-term investments	$93,501	$82,587
Other current assets	8,083	2,842

Total current assets	101,584	85,429
Property and equipment, net	7,984	7,794
Long-term investments	38,713	3,986
Other non-current assets	486	486

Total assets	$148,767	$97,695

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$6,658	$5,389
Deferred revenue	14,174	3,160

Total current liabilities	20,832	8,549

Deferred rent, net of current portion	437	513
Deferred revenue, net of current portion	53,039	399

Total long-term liabilities	53,476	912

Stockholders’ equity	74,459	88,234

Total liabilities and stockholders’ equity	$148,767	$97,695

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended June 30		Six months ended June 30,
	2007	2006	2007	2006
Revenues	$5,611	$2,840	$9,947	$4,981
Expenses
Research and development	15,179	10,007	26,984	19,258
General and administrative	2,814	2,402	5,634	4,709

Total operating expenses	17,993	12,409	32,618	23,967

Loss from operations	(12,382)	(9,569)	(22,671)	(18,986)
Investment income, net	1,832	926	3,293	1,640

Net loss	$(10,550)	$(8,643)	$(19,378)	$(17,346)

Basic and diluted net loss per share	$(0.18)	$(0.17)	$(0.35)	$(0.37)

Weighted-average shares used in computing basic and diluted net loss per share	57,064	50,077	55,808	46,269